Exhibit 5.1

September 2, 2016

Full Spectrum Inc.

687 N. Pastoria Avenue

Sunnyvale, CA 94085

Re:	Full Spectrum Inc.

Ladies and Gentlemen:

We have acted as counsel to Full Spectrum Inc., a Delaware (the “Company”), in connection with the Registration Statement on Form S-1, as amended (File No. 333-212361 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), covering an underwritten initial public offering of (i) up to 1,875,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), (ii) up to 281,250 additional shares of Common Stock included in the Registration Statement at the public offering price (the “Over-Allotment Shares”) for which the underwriters have been granted an over-allotment option, (iii) underwriter warrants representing five percent (5%) of the aggregate number of Shares included in the Registration Statement, exercisable at a per share exercise price equal to one hundred twenty-five percent (125%) of the public offering price (the “Underwriter Warrants”), and (iv) all shares of Common Stock issuable upon exercise of the Underwriter Warrants.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

With respect to the Shares and the Over-Allotment Shares, when such shares have been issued and delivered against payment of the purchase price therefor in accordance with the underwriting agreement and as contemplated by the Registration Statement, and with respect to the shares issuable upon exercise of the Underwriter Warrants, when such shares have been duly issued and delivered against payment of the exercise price therefor as contemplated by the terms of the warrant agreement, such shares of Common Stock will be validly issued, fully paid and nonassessable.

Our opinion is limited to the applicable statutory provisions of the Delaware General Corporation Law and by the laws of the State of New York (“Laws”). We express no opinion with respect to any other Laws.

This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very Truly Yours,

/s/ Sichenzia Ross Friedman Ference LLP

Sichenzia Ross Friedman Ference LLP